UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2008
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events
Item 8.01 Other Events.
     On December 2, 2008, XenoPort, Inc. announced top-line results from a Phase 2 clinical trial that examined the ability of the company’s product candidate XP19986 (arbaclofen placarbil) extended-release tablets to reduce symptoms experienced by subjects with gastroesophageal reflux disease, or GERD. The primary analysis comparing XP19986 to placebo did not reach statistical significance. However, pre-defined subgroup analyses showed statistically significant benefits of XP19986 on a number of important parameters. XP19986 was generally well tolerated at all dose levels.
     The randomized, parallel-group, double-blind, placebo-controlled Phase 2 clinical trial enrolled 156 subjects at 16 sites in the United States. Enrolled subjects had reflux symptoms occurring at least three days a week and had either no history of taking PPIs, or PPI Naïve, or a history of at least a partial symptom response to PPI therapy, or PPI Experienced. Enrolled subjects discontinued prior therapy for GERD other than rescue antacids. During the second week of a two-week washout period, baseline data regarding frequency and severity of GERD symptoms were recorded in an electronic diary as they occurred. Each subject who met the entry criteria was randomized to one of five treatment arms: placebo; three dose levels of XP19986 (20 mg, 40 mg or 60 mg) administered once a day in the morning; or XP19986 (30 mg) administered twice daily. PPI history was used as a stratification criterion during randomization. The treatment period was four weeks, which included an up-titration period. At the end of four weeks, subjects were tapered off treatment.
     The primary efficacy analysis involved the difference in the change in total number of weekly heartburn episodes between the XP19986 dose groups and placebo through four weeks of treatment. Change in the total number of weekly heartburn episodes was analyzed using a repeated measures ANCOVA model. The primary efficacy analysis compared pooled XP19986 treatment groups (60 mg dosed once a day and 30 mg dosed twice a day; and 60 mg and 40 mg dosed once a day) with the placebo group and included both PPI Experienced and PPI Naïve subjects. This analysis did not reach statistical significance.
     The primary ANCOVA analysis indicated that the status of a subject as either PPI Naïve or PPI Experienced had a significant impact on the outcome of the analysis (PPI history status by treatment group interaction term (p=0.02)). The prospective statistical analysis plan specified separate analyses of the PPI Naïve and the PPI Experienced populations. In the PPI Experienced population, which represented 63% of all subjects, XP19986 demonstrated a significantly greater reduction in heartburn episodes compared to placebo for the 60 mg once-daily and the 30 mg twice-daily dosage groups using the repeated measures ANCOVA analysis (p=0.04 for both).
     A number of pre-defined secondary analyses were conducted on subjects in the PPI Experienced population. All XP19986 dose groups showed a greater adjusted mean percent reduction from baseline at week four in weekly heartburn episodes that was statistically significant compared to placebo. The adjusted mean percent change from baseline measured at week four for placebo, 20 mg, 40 mg and 60 mg dosed once daily and 30 mg of XP19986 dosed twice daily was -28%, -75%, -65%, -68% and -79%, respectively (p<0.01 for all XP19986 dose groups compared to placebo except for 40 mg (p=0.02); no correction for multiple comparisons).
     In addition, a dose-dependent effect on the complete relief of heartburn symptoms during the last seven days of the four-week treatment period was observed for subjects in the PPI Experienced population (7%, 21%, 24%, 33% and 60% for placebo, 20 mg, 40 mg and 60 mg dosed once daily and 30 mg of XP19986 dosed twice daily, respectively). The comparison of the 30 mg twice-daily group with the placebo group was statistically significant (p=0.03; no correction for multiple comparisons).
     XP19986 was generally well tolerated at all dose levels. There were no treatment emergent serious adverse events. Among all subjects receiving study medication, the most common adverse events for placebo, 20 mg, 40 mg and 60 mg dosed once daily and 30 mg of XP19986 dosed twice daily were somnolence, at rates of 3%, 3%, 12%, 16% and 13%, respectively, and dizziness, at rates of 10%, 10%, 6%, 13% and 20%, respectively. Most reported adverse events were mild or moderate in severity. Withdrawals due to adverse events were 6%, 0%, 3%, 9% and 10%, respectively.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: December 2, 2008	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer